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                                                                    EXHIBIT 21.1

LIST OF SUBSIDIARIES

DMDS, Ltd., a company organized under the laws of the United Kingdom.

WaveLight, Inc., a Delaware corporation.

DMDcorp.com, Inc., a Delaware corporation.